                                                                    Exhibit 99.1

          HARRIS CORPORATION THIRD QUARTER NET INCOME INCREASED 57% AND REVENUE INCREASED 23% ON STRONG RESULTS IN GOVERNMENT SEGMENTS

MELBOURNE, FLORIDA, APRIL 27, 2004 - Harris Corporation (NYSE:HRS) today reported results for its fiscal 2004 third quarter, ending April 2, 2004. Net income for the quarter increased 57 percent, and revenue increased 23 percent, primarily as a result of continuing strong performance in the company's two government businesses.

Revenue in the third quarter of fiscal 2004 was $664.2 million, compared to $538.9 million in the year-ago quarter. Net income in the third quarter of fiscal 2004 was $35.5 million, or $.53 per diluted share, compared to the prior-year quarter of $22.6 million, or $.34 per diluted share. As expected, results in the third quarter of fiscal 2004 included a non-operating loss of $1.4 million, compared to a $2.8 million non-operating gain in the prior-year quarter.

"Our Government Communications Systems and RF Communications segments once again achieved record-setting results in both revenue and operating income," said Howard L. Lance, chairman, president, and chief executive officer. "Harris' mission-critical communications systems are in high demand because of their superior performance, both on and off the battlefield. We have been successful in expanding our addressable markets and solidifying our position as a preferred supplier to U.S. government and international customers. In addition, our excellent performance is being rewarded with higher levels of program award fees.

"We are encouraged by the continuing improvement in our commercial communications markets. Both our Microwave Communications and Network Support segments achieved year-over-year revenue growth in the third quarter, and our Broadcast segment achieved sequential revenue improvement as well as strong order growth," Lance said. "We continue to be very focused on profitability improvement in the Microwave and Broadcast businesses and are taking additional actions in the fourth quarter that will lower product costs and reduce expenses going forward."

GOVERNMENT COMMUNICATIONS SYSTEMS
Revenue in the Government Communications Systems segment increased 33 percent to $394.8 million, versus $296.0 million in the third quarter of fiscal 2003. Operating income in the Government Communications Systems segment increased 62 percent to $43.0 million, compared to $26.6 million in the prior-year quarter. The higher operating margin in the third quarter resulted from continued solid program performance and higher award fees. Included in award fees for the quarter was a seldom-awarded incentive fee on a classified program for excellent schedule performance.

Segment revenue was driven by strong momentum across all key markets. Major contributors to growth during the quarter included numerous classified programs, the FAA Telecommunications Infrastructure program, the MAF/Tiger program for the U.S. Census Bureau, and numerous Department of Defense programs for avionics, satellite communications, and missile defense. Total backlog for the segment, including funded and unfunded programs, was $3.9 billion at quarter-end.

During the quarter, Harris won a six-year, $31 million contract to design and develop the Multi-function Advanced Data Link hardware for the F-35 Joint Strike Fighter. Potential production and follow-on contracts could increase the value of the program to more than $500 million through 2026. Also during the quarter, Harris began work on the one-year, $96 million Iraqi Media Network contract. Broadcasts from the Iraqi Media Network were recently up-linked to satellite and can now be viewed throughout much of the Middle East.

RF COMMUNICATIONS
The RF Communications segment reported operating income of $33.0 million in the third quarter, a 39 percent increase compared to $23.8 million in the prior-year quarter. Revenue in the segment increased 33 percent to $116.1 million, compared to $87.6 million in the third quarter of 2003.

Strong demand is continuing for Harris' Falcon(R) II tactical radios, which are providing seamless communications interoperability for U.S. and allied military forces in Iraq, Afghanistan, and other theaters of operation. Harris is the leading supplier of HF and multiband tactical radios. Operating margins benefited from improvements in manufacturing efficiency and strong performance on the UK Bowman Tactical Radio Programme.

Orders in the quarter included $19 million under the previously announced $43 million Indefinite Delivery, Indefinite Quantity contract from the U.S. Navy Space and Naval Warfare Systems Command for shipboard HF (high-frequency) radio communications systems. Orders in the quarter also included radios for the U.S. Marine Corps and international customers in Kuwait, Uzbekistan, Philippines, United Kingdom, Armenia, Albania, Poland, and Norway.

Following the close of the quarter, Harris received a $15 million order, as part of the U.S. Army rapid-fielding-initiative, to provide tactical radios for forces being deployed to Iraq and Afghanistan.

MICROWAVE COMMUNICATIONS
Revenue in the Microwave Communications segment was $77.3 million in the third quarter of fiscal 2004, a 7 percent increase over prior-year quarter sales of $72.2 million. The segment reported an operating loss of $2.5 million, compared to a loss of $0.8 million in the prior-year quarter. International revenue increased to 57 percent of total segment revenue in the third quarter, negatively impacting gross margin and operating margin.

During the quarter, Harris benefited from deliveries on a $24 million contract with MTN Nigeria Communications. Harris' MegaStar(R) 155 radios are being used for MTN's high-capacity backhaul GSM network. MTN Nigeria Communications is one of the largest cellular network providers in Africa.

Also during the quarter, Harris booked $2 million in orders for the new TRuepoint(TM) family of microwave products. In North America, Harris experienced a surge in orders from private network operators. New orders included $6 million for the government of Quebec, $6 million for the Imperial Irrigation District in Southern California, $3 million for the city and county of Honolulu, and $3 million for an electric power utility in Eastern Canada.

NETWORK SUPPORT
The Network Support segment reported third quarter revenue of $14.9 million, a 25 percent increase over the prior-year quarter. The segment reported operating income of $0.7 million, compared to an operating loss of $1.4 million in the third quarter of fiscal 2003.

Sales in the quarter benefited from deliveries on a significant contract with MTC-Vodafone, won in the second quarter of fiscal 2004. Harris is the prime contractor for MTC-Vodafone's new multimillion-dollar Integrated Network Management System project in Kuwait, which utilizes Harris' NetBoss(TM) network management system.

BROADCAST COMMUNICATIONS
The Broadcast Communications segment reported revenue of $73.3 million, a 3 percent decline compared to revenue of $75.9 million in the prior-year quarter. Operating income was $0.5 million in the third quarter of fiscal 2004, compared to $2.5 million in the prior-year quarter.

Sales declined in the quarter as a result of lower sales of digital TV transmission equipment and international radio transmission equipment. The third quarter of fiscal 2003 benefited from a large radio project in Romania. The lower mix of digital TV transmitters also negatively impacted operating results in the quarter. In addition, results were impacted by productivity declines in manufacturing related to implementation of a new enterprise IT system in North America, which is nearing completion, and the transfer of European manufacturing operations from Austria to the UK. Improved manufacturing efficiency, along with additional actions planned for the fourth quarter are expected to not only lower costs, but also improve productivity.

Orders in the third quarter increased significantly compared to the prior-year quarter and were higher across all three major product lines--transmission, studio systems and products, and automation software.

These orders included $9 million for a Romanian TV project, $18 million for the Iraqi Media Network, and high-power AM radios for China, Saudi Arabia, and South Korea. In the U.S., Harris won contracts during the quarter from Hearst-Argyle Television to upgrade digital transmission facilities at 26 of its television stations; from the Corporation for Public Broadcasting for digital-ready radio transmission equipment at 13 of its member stations; and from Clear Channel radio for digital-ready transmitters for five stations.

At the National Association of Broadcasters trade exhibition last week, Harris introduced a number of new products, including the new Atlas(TM) transmitters for international analog and digital markets, the PowerCD(TM) UHF transmitter for the U.S. DTV market, the Mini-HD(TM) transmitter for the U.S. digital radio market, and audio codec products that deliver 5.1 surround sound for digital radio.

FINANCIAL POSITION
The company's financial position and level of liquidity continue to be very strong. Positive cash flow provided by operations during the first three quarters of fiscal 2004 totaled $187.3 million, compared to $100.8 million in the prior-year's comparable period. Net cash provided by operating activities has improved in each segment during the first three quarters of fiscal 2004. Cash and cash equivalents on hand at the end of the third quarter were $534.9 million, substantially greater than the $409.2 million total debt outstanding. The earliest scheduled maturity of any long-term debt is 2007, and the company has in excess of $300 million of unused committed credit facilities.

SHARE REPURCHASE PROGRAM
In 1999, the Harris Board of Directors authorized the repurchase of 15 million shares of Harris common stock. With only 520,000 shares remaining under that authorization, the Board of Directors recently authorized the repurchase of an additional three million shares, bringing the total number of shares authorized for future repurchases to 3.5 million. Harris expects to continue to repurchase shares of its common stock to offset the dilutive effect of shares issued under its stock incentive plans.

OUTLOOK
For fiscal 2004, Harris expects earnings in the range of $1.90 to $1.95 per diluted share, and earnings for fiscal 2005 of $2.15 to $2.30 per diluted share.

"The outlook for our Government Communications Systems and RF Communications segments remains very strong for the remainder of fiscal 2004," Lance said. "As previously announced, we expect both businesses to deliver solid revenue growth in fiscal 2005, with operating margins similar to those achieved in fiscal 2004. We have a broad base of strategic programs, supporting a wide range of U.S. Government agencies and international customers. Recent program wins are expected to continue to ramp up in fiscal 2005, and we are pursuing a large pool of new opportunities in both businesses.

"In our commercial segments, we expect continued positive momentum in revenue growth from improving global markets and new products. Profitability is expected to improve as a result of the higher revenue, as well as from additional actions being taken to lower product costs and reduce expenses," Lance said. "We are well positioned as a leader in these markets."

Harris Corporation is an international communications technology company focused on providing assured communications(TM) products, systems and services for government and commercial customers. The company's five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Tuesday, April 27 at 5 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2625, access code: 858194. The conference call also will be broadcast live via the Internet at http://www.harris.com/conference-call and a replay will be available at the same site.

FORWARD-LOOKING STATEMENT
Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expectations for strong performance in our government-related businesses, the potential value of contract awards and potential contract awards, and earnings guidance for fiscal 2004 and 2005. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company's consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in our markets and, as a result, future income and expenditures; the telecommunications downturn, which has had and may continue to have a negative effect on our telecom businesses; our dependence on the U.S. Government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. Government funding could have adverse consequences on our future business; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential changes in U.S. Government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. Government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer demand for financing and customer credit risk; cost reductions, which may not yield the benefits we expect and could have adverse effects on our future business; the impact of competitive products and pricing; risks inherent in developing new technologies; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                                      # # #

Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

                                     TABLE 1
                               HARRIS CORPORATION
                           FY'04 THIRD QUARTER SUMMARY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME


(in millions, except per share amounts)                Quarter Ended                       Three Quarters Ended
                                                 ----------------------------          -----------------------------
                                                  April 2,          March 28,           April 2,           March 28,
                                                    2004               2003               2004                2003
                                                 ---------          ---------          ---------           ---------

Revenue from product sales and services          $   664.2          $   538.9          $ 1,832.0           $ 1,513.0

Cost of product sales and services                  (498.7)            (404.9)          (1,368.1)           (1,128.9)
Engineering, selling and
 administrative expenses                            (107.6)             (97.6)            (308.2)             (303.3)
Non-operating income (loss)                           (1.4)               2.8               (7.4)               22.1
Interest income                                        1.6                1.5                4.4                 5.0
Interest expense                                      (5.9)              (6.5)             (18.5)              (18.8)
                                                 ---------          ---------          ---------           ---------
Income before income taxes                            52.2               34.2              134.2                89.1
Income taxes                                         (16.7)             (11.6)             (39.6)              (30.3)
                                                 ---------          ---------          ---------           ---------

Net income                                       $    35.5          $    22.6          $    94.6           $    58.8
                                                 =========          =========          =========           =========

NET INCOME PER COMMON SHARE
 Basic                                           $     .54          $     .34          $    1.43           $     .89
 Diluted                                         $     .53          $     .34          $    1.42           $     .89

Cash dividends paid per common share             $     .10          $     .08          $     .30           $     .24

Average basic shares outstanding                      66.2               66.2               66.2                66.2
Average diluted shares outstanding                    67.1               66.4               66.8                66.4

                                     TABLE 2
                               HARRIS CORPORATION
                           FY'04 THIRD QUARTER SUMMARY
                          BUSINESS SEGMENT INFORMATION


(in millions)                                       Quarter Ended                     Three Quarters Ended
                                              --------------------------           ---------------------------
                                              April 2,         March 28,           April 2,          March 28,
                                                2004              2003               2004               2003
                                              --------         ---------           --------          ---------
REVENUE
 Government Communications Systems            $  394.8          $  296.0           $1,070.7           $  820.7
 RF Communications                               116.1              87.6              310.9              226.7
 Microwave Communications                         77.3              72.2              222.5              203.8
 Network Support                                  14.9              11.9               48.7               37.2
 Broadcast Communications                         73.3              75.9              198.1              238.0
 Corporate eliminations                          (12.2)             (4.7)             (18.9)             (13.4)
                                              --------          --------           --------           --------
                                              $  664.2          $  538.9           $1,832.0           $1,513.0
                                              ========          ========           ========           ========

INCOME BEFORE INCOME TAXES
 Segment Operating Income (Loss):
   Government Communications Systems          $   43.0          $   26.6           $  111.2           $   74.8
   RF Communications                              33.0              23.8               87.5               57.7
   Microwave Communications                       (2.5)             (0.8)              (6.3)             (16.3)
   Network Support                                 0.7              (1.4)               4.1               (6.6)
   Broadcast Communications                        0.5               2.5                4.2               10.4
 Headquarters expense                            (14.3)            (14.3)             (39.2)             (39.2)
 Corporate eliminations                           (2.5)                -               (5.8)                 -
 Non-operating income (loss)                      (1.4)              2.8               (7.4)              22.1
 Net interest                                     (4.3)             (5.0)             (14.1)             (13.8)
                                              --------          --------           --------           --------
                                              $   52.2          $   34.2           $  134.2           $   89.1
                                              ========          ========           ========           ========

                                     TABLE 3
                               HARRIS CORPORATION
                           FY'04 THIRD QUARTER SUMMARY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


  (in millions)                                                     Three Quarters Ended
                                                                 --------------------------
                                                                 April 2,         March 28,
                                                                   2004             2003
                                                                 --------         ---------
OPERATING ACTIVITIES
 Net income                                                       $ 94.6           $ 58.8
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                   40.4             40.8
    Non-current deferred income tax                                 (5.7)             5.3
    Gain on the sale of securities available-for-sale               (2.5)           (15.7)
    Gain on the sale of LiveTV, LLC                                    -            (18.8)
 (Increase) decrease in:
  Accounts and notes receivable                                    (14.3)            (1.1)
  Unbilled costs and inventories                                     8.8            (18.4)
 Increase (decrease) in:
  Accounts payable and accrued expenses                             34.0             14.7
  Advance payments and unearned income                              26.8             27.3
  Income taxes                                                      (0.9)             2.0
 Other                                                               6.1              5.9
                                                                  ------           ------

Net cash provided by operating activities                          187.3            100.8
                                                                  ------           ------

INVESTING ACTIVITIES
 Additions of plant and equipment                                  (43.4)           (47.6)
 Cash paid for selected investments                                 (1.3)            (4.4)
 Proceeds from the sale of securities available-for-sale             7.4             19.3
 Proceeds from the sale of LiveTV, LLC                                 -             19.0
                                                                  ------           ------

Net cash used in investing activities                              (37.3)           (13.7)
                                                                  ------           ------

FINANCING ACTIVITIES
 Increase (decrease) in debt, net                                  (25.8)           102.5
 Proceeds from sale of common stock                                 29.7              1.7
 Repurchase of common stock                                        (43.2)            (2.9)
 Cash dividends                                                    (19.9)           (15.9)
                                                                  ------           ------

Net cash provided by (used in) financing activities                (59.2)            85.4
                                                                  ------           ------

Effect of exchange rate changes on cash and cash
 equivalents                                                         1.5             (2.2)
                                                                  ------           ------

Net increase in cash and cash equivalents                           92.3            170.3

Cash and cash equivalents at the beginning of the year             442.6            226.2
                                                                  ------           ------

Cash and cash equivalents at the end of the quarter               $534.9           $396.5
                                                                  ======           ======

                                     TABLE 4
                               HARRIS CORPORATION
                           FY'04 THIRD QUARTER SUMMARY
                      CONDENSED CONSOLIDATED BALANCE SHEET




(in millions)
                                               April 2,          June 27,
                                                 2004              2003
                                               --------          --------
ASSETS
Cash and cash equivalents                      $  534.9          $  442.6
Marketable securities                              18.5              23.1
Receivables                                       443.2             420.0
Unbilled costs and accrued earnings               125.4             164.8
Inventories                                       244.4             213.9
Current deferred income taxes                     103.9              88.1
Income taxes receivable                               -               5.2
Plant and equipment                               289.3             289.2
Goodwill                                          238.2             228.1
Non-current notes receivable                       19.3              28.2
Non-current deferred income taxes                  26.1              20.4
Other assets                                      152.4             156.7
                                               --------          --------
                                               $2,195.6          $2,080.3
                                               ========          ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt                                $    7.8          $   32.0
Accounts payable and accrued expenses             391.0             357.1
Advance payments and unearned income              133.3             106.4
Income taxes payable                                8.1                 -
Long-term debt                                    401.4             401.6
Shareholders' equity                            1,254.0           1,183.2
                                               --------          --------
                                               $2,195.6          $2,080.3
                                               ========          ========